Blacksands Petroleum Inc.
401 Bay Street, Suite 2700, PO Box 152
Toronto, Ontario Canada M5H 2Y4
Tel: +1 (416) 359 7800
Fax: +1 (416) 359 7801
E-mail: pparisotto@coniston.ca
Website: www.blacksandspetroleum.com

NEWS RELEASE

BLACKSANDS PETROLEUM SUBSIDIARY, ACCESS ENERGY, SIGNS JOINT VENTURE AGREEMENT/IMPACT BENEFIT AGREEMENT WITH LA LOCHE CLEARWATER DEVELOPMENT AUTHORITY

TORONTO, ONTARIO, October 15, 2008 – Blacksands Petroleum, Inc. (OTC Bulletin Board: BSPE) (the “Company”) is pleased to announce that Access Energy Inc. (“Access Energy”), the Company’s 75% owned subsidiary, has signed a Joint Venture Agreement/Impact Benefit Agreement (the “Agreement”) with La Loche Clearwater Development Authority.

The Agreement covers approximately 3,000,000 hectares of La Loche Traditional Lands in north western Saskatchewan, Canada, north and west of the Northern town of La Loche, Saskatchewan. The Agreement requires ratification by the aboriginal residents of the area, which is expected to take place on or before December 3, 2008.

About Blacksands

Blacksands Petroleum, through its 75% ownership of Access Energy Inc. – a private Canadian company - is engaged in the business of exploring for, developing and operating unconventional oil and gas projects. Such projects may include oil produced from tar sands, also referred to as oil sands, or bituminous sands, which are a combination of clay, sand, water, and bitumen.

“Paul A. Parisotto”

President & CEO

For further information, please contact:

Paul A. Parisotto

President & CEO

416-359-7800

Cautionary Note Concerning Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the word “expect” and similar expressions identify forward-looking statements. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements. Important factors that could cause actual results to differ materially from the Company’s expectations include uncertainties involved in disputes and litigation; fluctuations in oil and other commodity prices and currency exchange rates; uncertainty of estimates of capital and operating costs, recovery rates, production estimates and estimated economic return; the need for cooperation of government agencies and native groups in the exploration and development of properties and the issuance of required permits; the need to obtain additional financing to develop properties and uncertainty as to the availability and terms of future financing; the possibility of delay in exploration or development programs or in construction projects and uncertainty of meeting anticipated program milestones; uncertainty as to timely availability of permits and other governmental approvals; and other risks and uncertainties disclosed in the Company’s 10K-SB for the year ended October 31, 2007, filed with the United States Securities and Exchange Commission, and other information released by the Company from time to time and filed with the appropriate regulatory agencies.